Exhibit 10.26

CONSORTEUM

6 – 14845 Yonge Street, Suite #348,

Aurora, Ontario, Canada, L4G 6H8

November 18, 2015

Via International Courier and Email

Mr. Edward J.P. Brigham

Member and Chief Executive Officer

AIC, LLC

Room D/1, I7/F Billion Plaza 2

10 Cheung Yue Street, Lai Chi Kok

Kowloon, Hong Kong

Dear Ed:

Reference is made to the Term Sheet for $30,000,000 7 Year Term Loan Financing from AIC, LLC ("AIC") to Consorteum Holdings, Inc. ("CHI"), dated as of February 5, 2013, as amended by Amendment No. 1 to Term Sheet, dated as of May 22, 2013, and Amendment No. 2 to Term Sheet, dated as of February 13, 2015 (as so amended, the "Term Sheet"). Capitalized terms used herein without definition have the meanings set forth in the Term Sheet.

As you know, AIC has failed to fund the first installment of the Loan contemplated by the Term Sheet, the most recent deadline for which was March 2015, despite repeated assurances to Craig Fielding, CEO and me that the funding was imminent. Notwithstanding your attorney's recent assertions, CHI has never been able to satisfactorily verify that the collateral you claim is being used for the purported monetization of the Loan transaction exists and is available for the transaction. We are now convinced by the continued delays, obfuscations and constantly sliding deadlines that AIC does not have, and likely never had and will never have, the ability to fund any installment of the Loan as contemplated by the Term Sheet.

Therefore, I write for two purposes. The first is to reject the offer received from your attorney, Eric Decator, sent via email on October 21, 2015 to our attorney, to extend the Term Sheet to provide additional time for the Loan transaction contemplated by the Term Sheet to be completed. The second is to formally notify AIC that it is in default under the Term Sheet and demand that AIC refund to CHI the $150,000 Expense Fee, as more specifically described below.

The thirteenth (13th) paragraph of Section A of the Term Sheet, entitled "Consequences of MC Default," provides that if MC fails to fund the first installment of the Loan, as extended by the 30-day Extension called for by the twelfth paragraph of Section A of the Term Sheet, entitled "Event of Default by AIC," then AIC shall return forthwith to CHI the Expense Fee.

Therefore, CHI is providing AIC thirty (30) days from the date of this notice (or December 18, 2015) for the Extension for funding the first installment of the Loan called for by the Term Sheet and demanding that AIC return the Expense Fee on the thirty-first (31st) day (or December 31, 2015) when AIC fails to fund the first installment of the Loan upon the closing of such thirty (30)-day Extension period. If MC fails to comply with this demand, CHI will take all appropriate action against AIC including, but not limited to, filing an appropriate civil action against AIC to enforce the Term Sheet, CHI expressly reserves all of its rights and remedies related to this matter.

Sincerely,

/s/ Patrick Shuster

Patrick Shuster

Chief Operating Officer

cc: Eric Decator, Esq. (by US Mail and Email)